Exhibit 99.1

DREAMWORKS ANIMATION REPORTS

FOURTH QUARTER AND FULL YEAR 2009 FINANCIAL RESULTS

Delivers Double-Digit Year-Over-Year Growth in Revenue and Earnings Per Share

Glendale, California – February 23, 2010 – DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today announced financial results for its fourth quarter and full year ended December 31, 2009. In the quarter, the Company reported total revenue of $194.2 million and net income of $43.6 million, or $0.50 per share on a fully diluted basis. For the twelve months ended December 31, 2009, the Company reported total revenue of $725.2 million and net income of $151.0 million, or $1.73 per share on a fully diluted basis. This compares to total revenue of $650.1 million and net income of $142.5 million, or $1.57 per share for the twelve months ended December 31, 2008. On a year-over-year basis, revenue for 2009 increased nearly 12%, resulting in an over 10% increase in earnings per share.

“Thanks both to the success of our core business and the performance of our TV initiatives, DreamWorks Animation had a very strong fourth quarter,” said Jeffrey Katzenberg, CEO of DreamWorks Animation. “Additionally, we are thrilled to have delivered double-digit year-over-year growth in 2009 not only amid one of the most challenging economic environments, but also during a year in which we had only one feature film release.”

The Company’s 2009 release, Monsters vs. Aliens, contributed $29.1 million of revenue to the quarter, driven primarily by home entertainment and pay-per-view. The film reached an estimated 6.6 million home entertainment units sold, net of actual and estimated future returns, by the end of the fourth quarter.

The Company’s 2008 releases, Madagascar: Escape 2 Africa and Kung Fu Panda, contributed $23.3 million and $17.5 million of revenue to the quarter, respectively, driven primarily by home entertainment and international pay television. Through the end of the fourth quarter, Madagascar: Escape 2 Africa reached 12.9 million and Kung Fu Panda reached 17.4 million home entertainment units sold worldwide, net of actual and estimated future returns.

Shrek the Third, the Company’s spring 2007 release, contributed $38.6 million of revenue to the quarter, driven primarily by domestic network and international free television. The Company’s fall 2007 release, Bee Movie, contributed $2.3 million of revenue in the quarter, driven primarily by home entertainment.

Library and other titles contributed $33.0 million of revenue to the quarter, including $10.3 million of revenue from Shrek The Musical.

The Company’s television specials and series contributed $50.4 million of revenue to the quarter, led by its two new 2009 holiday television specials, Monsters vs. Aliens: Mutant Pumpkins from Outer Space and Merry Madagascar.

Costs of revenue for the quarter equaled $113.9 million. Selling, general and administrative expenses totaled $25.6 million (including approximately $7.2 million of stock compensation expense) as compared to $27.8 million (including approximately $8.6 million of stock compensation expense) for the comparable period of 2008.

The Company reported a lower effective tax rate resulting from its tax sharing arrangement with a former stockholder. The Company is required to remit 85% of any tax savings received pursuant to the tax sharing arrangement to the former stockholder. Combining the amount due to the former stockholder with the effective tax, results in an overall equivalent rate for the quarter of 23.3%. The net positive contribution to the Company is approximately $0.03 per diluted share.

The Company’s full year 2010 results are expected to be driven primarily by the performance of How to Train Your Dragon, which is scheduled to be released on March 26, 2010 and Shrek Forever After, which is scheduled to be released on May 21, 2010. The Company’s first quarter results are expected to be driven primarily by the merchandising and consumer products programs associated with the release of How to Train Your Dragon as well as by Monsters vs. Aliens domestic pay television, Madagascar: Escape 2 Africa international pay television, and Shrek the Third and Bee Movie international free television.

“We have been building toward 2010 for several years and are looking ahead with excitement to accomplishing what no other studio in history has ever done by releasing three computer-generated animated films in a single year – all in 3D: How to Train Your Dragon, Shrek Forever After and Megamind,” added Katzenberg.

Finally, the Company provided an update to its share repurchase program. For the full year 2009, the Company purchased $45.7 million, or 2.3 million shares. The Company has $150 million remaining under its current authorization.

Items related to the earnings press release for the fourth quarter of 2009 will be discussed in more detail on the Company’s fourth quarter 2009 earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, February 23, 2010, at 4:30 p.m. (ET). Investors can access the call by dialing (800) 230-1059 in the U.S. and (612) 288-0337 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, February 23, 2010. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 142718 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation SKG

DreamWorks Animation creates high-quality entertainment, including CG animated feature films, television specials and series, live entertainment properties and online virtual worlds, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by FORTUNE® Magazine for two consecutive years. In 2010, DreamWorks Animation ranks #6 on the list. All of DreamWorks Animation’s feature films are now being produced in 3D. The Company has theatrically released a total of 18 animated feature films, including the franchise properties, Shrek, Madagascar and Kung Fu Panda. DreamWorks Animation’s three feature film releases in 2010 are How to Train Your Dragon, Shrek Forever After and Megamind.

Contact:

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

DreamWorks Animation Corporate Communications

(818) 695-3658

shannon.olivas@dreamworks.com

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

** FINANCIAL TABLES ATTACHED**

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$231,245	$262,644
Trade accounts receivable, net of allowance for doubtful accounts	42,175	4,550
Income taxes receivable	9,016	6,468
Receivable from Paramount, net of reserve for returns and allowance for doubtful accounts	171,292	186,522
Film costs, net	695,963	638,243
Prepaid expenses and other assets	41,463	31,453
Property, plant and equipment, net of accumulated depreciation and amortization	161,558	114,913
Deferred taxes, net	7,669	27,049
Goodwill	34,216	34,216

Total assets	$1,394,597	$1,306,058

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$2,400	$7,499
Accrued liabilities	111,281	115,158
Payable to former stockholder	67,456	54,192
Deferred revenue and other advances	60,870	38,857
Borrowings and other debt	—	70,059

Total liabilities	242,007	285,765
Commitments and contingencies
Equity:
Stockholders’ equity:
Class A common stock, par value $.01 per share, 350,000,000 shares authorized, 95,967,515 and 95,381,143 shares issued, as of December 31, 2009 and 2008, respectively	960	954
Class B common stock, par value $.01 per share, 150,000,000 shares authorized, 11,419,461 and shares issued and outstanding, as of December 31, 2009 and 2008	114	114
Additional paid-in capital	922,681	876,651
Retained earnings	796,296	645,261
Less: Class A Treasury common stock, at cost, 20,430,031 and 17,432,728 shares, as of December 31, 2009 and 2008, respectively	(567,461)	(505,628)

Total stockholders’ equity	1,152,590	1,017,352
Minority interest	—	2,941

Total equity	1,152,590	1,020,293

Total liabilities and stockholders’ equity	$1,394,597	$1,306,058

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(in thousands, except per share amounts)
Revenues	$194,217	$199,825	$725,179	$650,052
Costs of revenues	113,873	117,384	433,367	365,485

Gross profit	80,344	82,441	291,812	284,567
Product development	129	921	2,745	2,050
Selling, general and administrative expenses	25,562	27,776	95,771	110,690

Operating income	54,653	53,744	193,296	171,827
Interest income, net	198	1,536	1,953	9,305
Other income, net	1,940	1,870	7,196	5,171
Decrease (Increase) in income tax benefit payable to former stockholder	(12,600)	1,735	(41,760)	(23,465)

Income before income taxes	44,191	58,885	160,685	162,838
Provision for income taxes	630	7,330	9,650	20,340

Net income	$43,561	$51,555	$151,035	$142,498

Basic net income per share	$0.50	$0.59	$1.75	$1.59

Diluted net income per share	$0.50	$0.58	$1.73	$1.57

Shares used in computing net income per share:
Basic	86,307	87,530	86,385	89,880
Diluted	87,793	88,635	87,301	90,976

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008
		(in thousands)
Operating activities
Net income	$151,035	$142,498
Adjustments to reconcile net income to net cash provided by operating activities:

Amortization and write off of film costs	349,273	324,691
Stock compensation expense	30,191	37,600
Depreciation and amortization	3,132	3,461
Revenue earned against deferred revenue and other advances	(73,193)	(75,201)
Deferred taxes, net	19,380	21,615
Change in operating assets and liabilities:
Trade accounts receivable	(37,625)	(1,080)
Receivable from Paramount	15,230	86,125
Film costs	(380,339)	(405,206)
Prepaid expenses and other assets	(11,114)	16,516
Accounts payable and accrued liabilities	(8,617)	9,891
Payable to former stockholder	13,264	(14,179)
Income taxes payable/receivable, net	(1,718)	(38,949)
Deferred revenue and other advances	104,612	99,768

Net cash provided by operating activities	173,511	207,550

Investing activities
Purchases of property, plant and equipment	(74,394)	(49,049)
Purchase of other intangible assets	—	—

Net cash used in investing activities	(74,394)	(49,049)

Financing Activities
Receipts from exercise of stock options	4,676	1,479
Excess tax benefits from employee equity awards	(359)	357
Deferred debt issuance costs	—	(922)
Purchase of treasury stock	(61,833)	(189,260)
Repayment of campus financing	(73,000)	—
Repayment of HBO debt	—	—

Net cash used in financing activities	(130,516)	(188,346)

Decrease in cash and cash equivalents	(31,399)	(29,845)
Cash and cash equivalents at beginning of year	262,644	292,489

Cash and cash equivalents at end of year	$231,245	$262,644

Supplemental disclosure of cash flow information:
Cash paid (refunded) during the year for income taxes, net	$(7,652)	$37,318

Cash paid during the year for interest, net of amounts capitalized	$729	$869